UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act 1934

Date of Report (Date of earliest event reported): February 15, 2016

General Steel Holdings, Inc.

(Exact name of registrant as specified in charter)

Nevada	001-33717	41-2079252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Level 2, Building G,
No. 2A Chen Jia Lin, Ba Li Zhuang,
Chaoyang District, Beijing, China 100025

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	+ 86 (10) 85723073

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2016, Ms. Angela He (“Ms. He”) resigned as a member of the Board of Directors (the “Board”) of General Steel Holdings, Inc. (the “Company” or the “Registrant”), effective immediately. The resignation was not due to any disagreement on any matter relating to the Company’s operations, policies or practices.

On February 28, 2016, the remaining members of the Board appointed Ms. Tong Yin, to serve as a member of the Board, effective immediately, and to assume the position of Ms. He on the Audit, Compensation and Governance and Nominating Committees of the Board.

Ms. Yin has 20 years accounting, finance and management experience in the manufacturing and mining sectors. Ms. Yin served as Corporate Controller and subsequently VP Corporate Development of RB Energy Inc. (formerly Canada Lithium Corp., a TSX listed lithium producer) from 2011 to 2015. She served as Corporate Controller of Torex Gold Resources Inc., a TSX listed gold producer, from 2010 to 2011. Prior to that, Ms. Yin practiced public accounting serving public and private audit clients in the industrial, automotive and energy sectors. She was Staff Accountant, Senior Auditor and Audit Manager with KPMG Toronto office from 2001 to 2010. Ms. Yin also has experience in the management and finance of Sino-foreign joint venture companies.

Ms. Yin is a Canadian Chartered Public Accountant (CPA, CA) and holds a Master of Management and Professional Accounting degree from the University of Toronto and a Bachelor of Science degree from Qingdao University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL STEEL HOLDINGS, INC.

By:	/s/ John Chen
Name:	John Chen
Title:	Chief Financial Officer

Dated: February 29, 2016